March 15, 2001



Mr. Brantly Chappell, President
First Banking Center, Inc.
400 Milwaukee Avenue
Burlington, WI 53105-1231

Dear Mr. Chappell:

This letter is to inform you that we have read the Relationship with Independent Accountants section of your Proxy Statement for the Annual Meeting of
Shareholders on April 17, 2001. We agree with the statements made in the document related to the decision to change auditors for the audit of the financial statements as of December 31, 2000.

We understand that this correspondence will be sent to the Securities and Exchange Commission as an exhibit to your proxy statement.

Very truly yours,



VIRCHOW, KRAUSE & CO., LLP